Exhibit 99.2

T.W. LAQUAY DREDGING INC.

FINANCIAL STATEMENTS

AND

SUPPLEMENTARY INFORMATION

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

Garland R. Sandhop

Certified Public Accountant

Edna, Texas

TABLE OF CONTENTS

ACCOUNTANT'S REPORT                                                                                                                                                        PAGE

Standard Review Report with Supplementary Information Covered by Review                  1

 Procedures

FINANCIAL STATEMENTS
Balance Sheet                                                                                                                                                         2-3

Statement of Income                                                                                                                                                              4

Statement of Cash Flows                                                                                                                                                   5-6

Notes to Financial Statements                                   7-12

********

GARLAND R. SANDHOP
CERTIFIED PUBLIC ACCOUNTANT
MEMBER OF                                                                                                                                       (361) 782-5213
TEXAS SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS                               608 NORTH WELLS-EDNA, TEXAS 77957
AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS                             FAX – (361) 782-5135

Standard Review with Supplementary

Information Covered by Review Procedures

To the Board of Directors and Stockholders

of  T.W. LaQuay Dredging, Inc.

We have reviewed the accompanying balance sheet of T. W. LaQuay Dredging, Inc. (a Texas S corporation), as of September 30, 2009, and the related statements of income, retained earnings and cash flows for the nine months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of T. W. LaQuay Dredging, Inc.

A review consists principally of inquiries of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

Our review was made for the purpose of expressing limited assurance that there are no material modifications that should be made to the financial statements in order for them to be in conformity with generally accepted accounting principles. The information included in the accompanying schedules is presented only for supplementary analysis purposes. Such information has been subjected to the inquiry and analytical procedures applied in the review of the basic financial statements, and we are not aware of any material modifications that should be made thereto.

Garland R. Sandhop

Certified Public Accountant

December 8, 2009

FINANCIAL STATEMENTS

T.W. LAQUAY DREDGING, INC.
BALANCE SHEET
SEPTEMBER 30, 2009

ASSETS

Current Assets
	Cash on hand and in banks	2,640,976.29
	Certificates of deposit	29,373.61
	Contracts receivables	4,268,449.48
	Costs and earnings in excess of billings	2,291,304.98
	Prepaid expenses	891,886.63
	Advances	11,833.24
Total Current Assets			10,133,824.23

Property, Equipment & Vehicles
Land	882,172.88
Equipment	33,826,990.75
Leasehold improvements	1,128,529.33
Office furniture, fixtures & equipment	238,680.14
Vehicles	900,342.88
Accumulated depreciation	(7,581,661.25)
Total property, equipment & vehicles		29,395,054.73

Other Assets
	Prepaid loan costs	35,000.00
	Amortization of Prepaid loan costs	(20,625.00)

Total other assets			14,375.00
TOTAL ASSETS			39,543,253.96

See accompanying notes and accountant’s report.

T.W. LAQUAY DREDGING, INC.
BALANCE SHEET
SEPTEMBER 30, 2009

LIABILITIES AND SHAREHOLDER’S EQUITY

Current Liabilities
	Accounts Payable	1,068,880.70
	Billings in excess of costs and earnings	1,084,228.09
	Insurance Payable	557,107.22
	Payroll liabilities	559,761.56
	Sales tax payable	0.00
	Interest payable	71,179.84
	Notes payable-current portion	2,713,149.59
Total current liabilities			6,064,307.00

Long-term Liabilities
	Notes payable-long term portion	11,989,278.85
	Recent payable – shareholders	210,000.00

Total long-term liabilities			12,199,278.85
Total Liabilities			18,263,585.85

Shareholders’ Equity
Capital stock, $0.01 par value, 500,000 shares Authorized 1,950 issued and outstanding	19.50
Paid surplus	1,848,454.48
Retained earnings	19,431,194.13
Total shareholders’ equity		21,279,668.11
Total Liabilities and Shareholders’ Equity		39,543,253.96

See accompanying notes and accountant’s report.

T.W. LAQUAY DREDGING, INC
STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

INCOME
	Completed contracts
	Revenues	11,002.118.08
	Costs	(3,734,840.40)
			7,267,277.68

Contracts in progress
Revenues	18,057,571.33
Costs	(8,963,690.90)
		9,093,880.4

GROSS PROFIT		16,361,158.10
OPERATING EXPENSES(Schedule)		(8,843,531.76)
NET INCOME BEFORE OTHER INCOME		7,517,626.35

OTHER INCOME
Grant income –TCEQ	1,540,610.36
Gain (Loss) on sale assets	0.00
Interest income	683.14
Other income	355,821.08
Other job income	432,108.08
TOTAL		2,329,222.66

NET INCOME (LOSS)		9,846,849.01

RETAINED EARNINGS, JANUARY 1,2009		9,584,345.12
Distributions toShareholders		0.00
RETAINED EARNINGS, SEPTEMBER 30, 2009		19,431,194.13

See accompanying notes and accountant’s report.

T.W. LAQUAY DREDGING, INC.
STATEMENT OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

CASH FLOWS FROM OPERATING ACTIVITIES
Cash received from customers	25,864,361.70
Cash paid to suppliers and employees	(21,024,764.00)
Interest paid	696,813.25
Interest income	683.14
Miscellaneous income	355,821.08
Other jobs income	432,108.08
Sale of assets	0.00
Grant income – TCEQ	1,540,610.36
Net cash provided (used) by operating activities		6,472,007.11

CASH FLOWS FROM INVESTING ACTIVITIES
Sale of assets	0.00
Purchase of capital assets	8,234,135.48
Investments	(683.14)
Net cash provided (used) by investing activities		(8,234,818.62)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings	4,600,932.73
Debt reduction	(2,135,510.40)
Distributions to shareholders	0.00
Net cash provided (used) by financing activities		2,465,422.33

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS		702,610.82

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD		1,938,365.4

CASH AND CASH EQUIVALENTS AT END OF PERIOD		2,640,976.29
See accompanying notes and accountant’s report

T.W. LAQUAY DREDGING, INC
STATEMENT OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30,2009

RECONCILIATION OF NET INCOME TO NET CASH PROVIDED
BY OPERATING ACTIVITIES

Net income (loss)		9,846,849.01
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	1,381,730.57
Amortization of prepaid loan costs	1,875.00
(Increase) Decrease in contract receivables	3,195,327.71)
Increase) Decrease in costs and earnings in excess of billings	(1,421,684.24)
(Increase) Decrease in prepaid expenses	1,758,509.83
(Increase) Decrease in advances	0.00
Increase (Decrease) in accounts payable	(34,017.51)
Increase (Decrease) in billings in excess of costs and earnings	(448,564.95)
Increase (Decrease) in insurance payable	(1,701,918.20)
Increase (Decrease) in payroll liabilities	164,846.69
Increase (Decrease) in accrued interest payable	29,708.62
Increase (Decrease) in rent payable	90,000.00
TOTAL ADJUSTMENTS		(3,374,841.90)
NET CASH PROVIDED BY OPERATING ACTIVITIES		6,472,007.11

See accompanying notes and accountant’s report.

NOTES TO FINANCIAL STATEMENTS

T.W. LAQUAY DREDGING, INC.
NOTES TO FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity:

The Corporation is engaged in marine dredging and construction. The work is performed under fixed·price contracts and unit-price contracts. The lengths of the contracts vary but are typically less than one year.

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

Method of Accounting

The accrual method of accounting is used for tax reporting and for financial reporting.

Cash and Cash Equivalents:

Cash and cash equivalents consist of cash and highly liquid temporary cash investments of three months or less.

Receivables:

It is the policy of the Corporation to write off doubtful receivables directly to expense when deemed uncollectible. The effect of this method does not differ materially from generally accepted accounting principles. No receivables have been written off for the nine months ended September 30, 2009.

Property and Equipment:

Property and equipment are carried at cost. A provision for depreciation of property and equipment of $986,225.21 for the nine months ended September 30, 2009 has been computed using the straight-line method for financial reporting purposes at rates based on the following estimated useful lives:

Buildings and improvements                                                                                                31.5 Years

Automobiles and trucks                                                                                                  5 Years

Tools and equipment                                                                                            5-20 Years

Office equipment and furniture                                                                                                10 Years

For federal income tax purposes, depreciation is computed using the accelerated methods allowed. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for normal maintenance and repairs are charged to expense when incurred.

Use of Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

Financial Instruments

The following methods and assumptions were used by the Corporation to estimate the fair values of financial instruments as disclosed herein:

T.W. LAQUAY DREDGING, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30,2009

Cash and equivalents: The carrying amount approximates fair value because of the short period to maturity of the instruments.

Short-term borrowings: The carrying amount approximates fair value since the interest rate fluctuates with the lending bank's prime rate.

Long-term debt: The fair value of long-term debt is estimated based on interest rates for the same or similar debt offered to the Corporation having the same or similar remaining maturities and collateral requirements.

Revenues and Costs Recognition:

The Corporation recognizes revenues for financial and tax purposes from fixed-price construction contracts on the percentage-of-completion method. Under this method, profits from construction contracts are recognized by applying percentage of completion to the total estimated profit for each respective contract. The percentage of completion is determined by the percentage of cost incurred to date to total cost for each contract. Unbilled income represents the excess of contract costs and profit recognized over billings to date on certain contracts.

Revenues from unit-price dredging contracts are recognized on the estimated number of units excavated. The estimated number of cubic yards excavated is determined by engineering surveys.

Other revenues and expenses are recorded on the accrual basis. Revenues are reported when earned and expenses are deducted when incurred.

2. CONCENTRATION OF CREDIT RISK

The Corporation has no cash deposits in financial institutions which exceed the insured amounts as of September 30, 2009. The financial institutions are participating in the FDIC's Transaction Account Guarantee Program. All non-interest-bearing transaction accounts are fully guaranteed by the FDIC. Management does not believe that receivables are concentrated so as to create a credit risk.

3.  CONTRACT RECEIVABLES
September 30      2009
Contract receivables consist of :
Billed:
Completed contracts	1,784,784.83
  Contracts in progress                                                                                                               2,483,664.65
Total                                                                                               4,268,449.48

Unbilled:
  Completed contracts                                                                                                                         0.00
Contracts in progress                                                                                                                         0.00
Total                                                                                                             0.00

    Total Contract Receivables                                                                                            4,268,449.48

4.  PREPAID EXPENSES

Prepaid expensed consist of prepaid insurance of $891,886.63 as of September 30,2009.

T.W. LAQUAY DREDGING, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30,2009

5.  PAYROLL LIABILITIES

As of September 30, 2009, the company had liabilities relating to payroll for accrued payroll and taxes for $569,761.56.

6. NOTES PAYABLE

Notes payable at September 30, 2009 consist of the following:

Note to payable to NewFirst National Bank, secured by equipment, payable in monthly installments of  $95,750.00 through July 9, 2014, with interest of 7.75%.

4,616,511.45
Note payable to NewFirst National Bank, secured by Dredges Tulsa and Linda
LaQuay, in the amount of $970,000.00 payable in monthly installments of interest only through October 5, 2009, with payments of $14,650.00 beginning
October 5, 2009 with interest at the rate of 6.00%
   970,000.00
Note payable to NewFirst National Bank, secured by real estate, with adjustable interest, currently 6.00% revolving credit up to $1,000,000.00.
1,000,000.00
Note payable to First National Bank, secured by certificates of deposit held by shareholders, payable in full  on April 3, 2010, with stated interest of 4.75%
   100,000.00
Note payable to Seaport Bank, secured by certificated of deposit held by shareholders, payable in full on March 15, 2010, with stated interest of 3.74%.
   100,000.00
Note payable to NewFirst National Bank, secured by real estate, Baytown,
Texas with stated interest of 7.75%.  Monthly payments are $7,000.74.
   692,748.26
Note payable dated November 5, 2008 to New First National Bank secured by
Dredge Linda LaQuay, advancing line of credit up to $7,500,000.00. Current balance is $4,050,550.00.  Payable interest only for first 12 months at variable rate with a 6% floor and 7.5% ceiling.  Payments $89,000.00 beginning
December 5,2009.                                                                                                                     7,223,168.73

Total notes payable                                                                                              14,702,428.44
Less current portion                                                                                                2,713,149.59

Long-term debt                                                                                                       11,989,278.85

The maturity of the notes payable is as follows:

September 30,
2010           2,713,149.59
2011           1,733,797.86
2012           1,990,979.76
2014           1,937,035.00
2015 and after          4,469,592.06

14,702,428.44

7.  INTEREST EXPENSE
  Interest expense for the nine months ended September 30, 2009 as $696,813.25.

T.W. LAQUAY DREDGING, INC.
NOTES TO FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30. 2009

8. INCOME TAXES

The Corporation reports its taxable income as a Subchapter S Corporation under provisions of Sections 1371 and 1372 of the Internal Revenue Code. Under this election, taxable income of the Corporation is reported on the tax returns of its shareholders. As a result, the Corporation has not provided for federal income taxes as of September 30, 2009.

9. TAX DISCLOSURE -PASS THROUGH ENTITIES

Taxable income is reported on the federal tax returns of individual owners/shareholders/members. Accordingly, no provision has been made for federal income tax in the accompanying financial statements.

The amount of taxable income to owners/shareholders/members at September 30, 2009 is $8,736,777.59. Subsequent to September 30, 2009, management will have to make distributions for income taxes.

Due to various timing differences, income is recognized in different periods for tax reporting purposes than for financial statement purposes.  The deferred taxable income and the resulting deferred taxes that would have been recognized if the company were not considered a pass through entity are comprised of the following:

Timing Differences                                                      Deferred Taxes
Contract income recognition differences:                                                      0.00                                                  0.00

Differences in deprecation methods:                                               10,448,249.19              3,552,404.72

Other timing differences:                                                                      (179,171.89)                                (60,918.44)

Totals:                                                                  10,269,077.30                3,491,486.28

10. COMMITMENTS AND CONTINGENCIES

The Corporation is currently the plaintiff in a lawsuit against Anthony Crane Rental of Texas, L.P. dba Maxim Crane Works. This lawsuit involved an accident whereby a Maxim Crane Works operator caused damage to a crane that had been rented by the Corporation. The Corporation filed a Declaratory Judgment Act seeking to establish that the rental agreement they signed did not indemnify the Defendants for the defendant's own negligence. Maxim Crane Works has countersued the Corporation for breach of contract under the lease agreement for $97,037.39 in damages plus attorney fees and court costs. The case has been on file since November 8, 2001 and very little legal work was done on the case in 2002. There was no action by either the Plaintiff or the Defendant on the lawsuit during the calendar years 2003 -2006 and the Corporation and legal counsel hope to have the case dismissed if it remains dormant. It is difficult to predict the likelihood of the outcome of this case; however, the range of potential loss would probably be in the maximum range of $150,000.00 if Maxim Crane Works were to prevail on their claim and receive their attorney fees from the Court.

We are not aware of any other material claims pending against the Corporation.

11. LEASING ARRANGEMENTS AND OTHER RELATED PARTY TRANSACTIONS

The following transactions occurred between the Corporation and other affiliated corporations or related parties:

T.W. LAQUAY DREDGING, INC.
NOTES TO FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

Land and buildings in Port Lavaca are leased from officers and major shareholders. The monthly rent is $10,000.00. Rents will increase to $22,000.00 per month effective October 1, 2009. Rents accrued for the nine months ended September 30,2009 were $210,000.00.

12. EMPLOYEE BENEFITS

The Corporation provides a medical insurance plan to employees through Pacific Life & Annuity. The cost of this plan for the nine months ended September 30,2009 was $205,231.51.

The plan summary is as follows:

Deductible

Network                                                       $500

Non-network                                            $1,000

In-Network Benefit                                          70%

Out of Network Benefit                                  50%

Maximum out of pocket
Network                                                      $3,000.00 individual
Non-network                                             $6,000.00 individual

Doctor Co-pay                                                                $25
Rx Co-pay                                                      $5 – generic / $9 brand name

13. BACKLOG

The following schedule summarizes changes in backlog on contracts obtained during the nine months ended September 30, 2009. Backlog represents the amount of revenue the Corporation expects to realize from work to be performed on contracts in progress at period-end and from contractual agreements on which work has not yet begun.

September 30,
      2009

Backlog balance at January 1                                        21,632,914.25
New contracts during the period                                  28,420,183.08
Total                                                                  50,053,097.33
Less contract revenue earned during the period                                       29,059,689.41

Backlog balance at September 30                                20,993,407.92

The Corporation entered into additional contracts of $13,612,660.00 between September 30,2009 and the date of this report.

14. SUBSEQUENT EVENTS

There were no subsequent events that would have a material effect on the financial statements for the nine months ended September 30, 2009.

T.W. LAQUAY DREDGING, INC.
NOTES TO FINANCIAL STATEMENTS

 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

15. RISK MANAGEMENT

The Company is exposed to various risks of loss related to torts, theft, damage or destruction of assets, errors, and omissions, injuries to employees, and natural disasters. There were no significant reductions in coverage in the past year and there were no settlements exceeding coverage for each of the past three years. See subsequent events.

16. COMPENSATED ABSENCES

The Company has no liabilities for vacation days or sick days. Employees cannot accumulate days.

17. TCEQ -EMISSIONS REDUCTION INCENTIVE GRANT

The Company received a grant of $2,732,866.00 from the Texas Commission on Environmental Quality to install equipment in a dredge that would reduce emissions. The agreement was made in 2006. The Company received $1,192,255.64 in 2008. On April 28, 2009 the final payment of $1,540,610.36 was approved and has been paid. The proceeds were used to pay a note payable to NewFirst National Bank for advances used to pay for the equipment installed.